AMENDMENT TO

SPECIAL CUSTODY AGREEMENT PURSUANT TO RULE 17f-1

THIS AMENDMENT TO SPECIAL CUSTODY AGREEMENT PURSUANT TO RULE 17f-1, (this "Amendment") is made by and among ADVISORS PREFERRED TRUST, an investment company registered with the U.S. Securities and Exchange Commission ("Principal"); CEROS FINANCIAL SERVICES, INC., a registered broker-dealer and member of FINRA/SIPC ("Broker"); and NATIONAL FINANCIAL SERVICES LLC, a registered broker-dealer and member of FINRA/SIPC ("Clearing Firm"), and shall have an effective date as of the last date of execution of this Amendment set forth below.

WHEREAS, Principal, Broker and NFS have entered into a Special Custody Agreement Pursuant to Rule 17f-1, dated as of August 20, 2015 (including all attachments, exhibits, amendments and schedules thereto, the "Agreement"); and

WHEREAS, Broker, Principal and NFS desire to amend certain provisions of the Agreement as set forth herein;

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. The agreement is hereby amended to delete Section 3 in its entirety and replace with the following:

3. The Securities shall be subject to no lien or charge of any kind in favor of Clearing Firm or Broker or any persons claiming through Clearing Firm or Broker.

2.The Agreement is hereby amended to add a new Section 5.1 which shall read in its entirety as follows:

5.1 Principal and Broker each represent that they have conduced appropriate due diligence with respect to the custody process describe herein and have determined with qualified outside counsel that such processes and this Agreement satisfies their obligations under applicable rules and regulations, including but not limited to Rule 17f-1.

3. The agreement is hereby amended to delete Section 8 in its entirety and replace with the following:

8. Amendment Termination: This Agreement may be amended at any time by written instrument signed by the parties, e.g., when Clearing Firm no longer is holding or controlling securities on behalf of a Fund or new Funds are added the Agreement. This Agreement may be terminated separately with respect to a Fund and otherwise continue in effect with respect to the remaining Funds, upon sixty (60) days written notice to the other party, unless the parties agree on a different time period. Otherwise, this Agreement is coterminous for each Fund separately with respect to the applicable Brokerage Agreement pursuant to the terms therein. Upon such termination, Clearing Firm shall deliver or cause to be delivered the Securities, less any amounts due and owed to Clearing Firm under this Agreement (or the Brokerage Agreements), to the respective Fund's custodian bank. Upon completion of such delivery, Clearing Firm shall be discharged of any further liability or responsibility with respect to the Securities so delivered. This Agreement terminates automatically and simultaneously with the termination of the Clearing Agreement. Notwithstanding the foregoing, Clearing Firm may terminate this Agreement without cause with thirty (30) day written notice to Broker.

4. The Agreement is hereby amended to delete the table of funds in Appendix A in its entirety and replace with the following: amended as follows:

NAME OF FUND	DATE OF CEROS BROKERAGE AGREEMENT	NAME OF CUSTODIAN
ADVISORS PREFERRED TRUST
OnTrack Core Fund	January 9, 2013	U.S. Bank N.A.
Quantified Alternative Investment Fund	August 12, 2013	U.S. Bank N.A.
Spectrum Low Volatility Fund	December 6, 2013	U.S. Bank N.A.
Spectrum Advisors Preferred Fund	May 26, 2015	U.S. Bank N.A.
Kensington Managed Income Fund	June 3, 2019	U.S. Bank N.A.
Kensington Dynamic Growth Fund	On or about 10-14-20	U.S. Bank N.A.

5. The terms and conditions of the Agreement shall remain in full force and effect. In the event of a conflict between the terms and conditions of this Amendment and the Agreement, the terms and conditions of this Amendment shall control solely with respect to the subject matter addressed herein.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives.

NATIONAL FINANCIAL SERVICES LLC	CEROS FINANCIAL SERVICES, INC.
By: ___________________	By: _____________________
Name: Lisa O Smith	Name: Catherine Ayers-Rigsby
Title: Vice President, FCCS	Title: President
Date: October _, 2020	Date: October _, 2020

ADVISORS PREFERRED TRUST
By: ______________________
Name: Catherine Ayers-Rigsby
Title: President
Date: October _, 2020